Exhibit 2.6
EXECUTION VERSION

AGREEMENT
dated as of
December 20, 2005
by and among
Steam Heat LLC,
and
Thermal Power Company
and
solely for purposes of Sections 6.2, 7.2.8 and 7.4 hereof, Geysers Power Company, LLC

  i

EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Seller Guaranty
Exhibit C	Form of Nonforeign Certificate
Exhibit D	Letter Agreement
SCHEDULES

Schedule 5.1.4	Seller Approvals and Consents
Schedule 6.1.4	TPC and GPC Approvals and Consents

AGREEMENT
     This AGREEMENT (“Agreement”), dated as of December 20, 2005, is entered into by and between Steam Heat LLC, a Delaware limited liability company (“Seller”), Thermal Power Company, a California corporation (“TPC”), and, solely for purposes of Sections 6.2, 7.2.8 and 7.4 hereof, Geysers Power Company, LLC, a Delaware limited liability company (“GPC”). Seller and TPC are also sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”
RECITALS
     WHEREAS, Seller owns all of the beneficial right, title and interest in and to the Owner Participant Interests (as defined below); and
     WHEREAS, Seller has offered to sell the Owner Participant Interests to a purchaser designated by TPC; and
     WHEREAS, TPC desires to designate a purchaser to purchase the Owner Participant Interests from Seller; and
     WHEREAS, Seller’s obligations under this Agreement will be guaranteed by Guarantor (as defined below).
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties and GPC, intending to be legally bound, hereby agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATION
     1.1 Defined Terms. Capitalized terms used in this Agreement (including in the recitals hereto) without other definition shall have the following meanings, unless the context clearly requires otherwise:
     “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such first Person; provided that Parent and its Affiliates are in all instances to be considered Affiliates of TPC.
     “Agreement” means this Agreement, including all Exhibits, Schedules and other attachments hereto.
     “Amendment No. 2 to the Project Revenues Agreement” means that certain Amendment No. 2 to the Project Revenues Agreement entered into as of December 20, 2005 by and among O.L.S. Energy-Agnews, Inc. (formerly O.L.S. Energy-Agnews), a corporation organized and existing under the laws of the State of Delaware, Credit Suisse, New York Branch (successor to Credit Suisse First Boston), a bank organized and existing under the laws of Switzerland, in its capacity as depository, and The Bank of New York Trust Company, N.A. (formerly BNY Western Trust Company, successor to Meridian Trust Company of California), not in its individual capacity except as expressly set forth therein but solely as owner trustee under the applicable trust agreement.
     “Assignment and Assumption Agreement” means an agreement substantially in the form attached hereto as Exhibit A.
     “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended.
     “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York, or any other court having jurisdiction over a bankruptcy case pending under Chapter 11 of the Bankruptcy Code in which any of GPC, TPC, Purchaser or Parent is a debtor from time to time.
     “Bankruptcy Event” means, with respect to any Person, the occurrence of one or more of the following events: (a) such Person (i) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (ii) makes an assignment for the benefit of its creditors, (iii) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (iv) is adjudicated as insolvent or to be liquidated, or (v) takes action for the purpose of any of the foregoing; or (b) a court or Governmental Person of competent jurisdiction enters an order appointing, without consent by such Person, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of such Person, or any such petition shall be filed against such Person and such petition shall not have been dismissed.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are required or authorized by Law to close.
     “Charter Documents” means, with respect to any Person, all organizational documents and all shareholders agreements, limited liability company agreements, members agreements, partnership agreements or similar Contracts relating to the ownership or governance of such Person.
     “Closing” has the meaning given in Section 4.1.
     “Closing Actions” has the meaning given in Section 4.2.
     “Closing Date” has the meaning given in Section 4.1.

     “Code” means the Internal Revenue Code of 1986, as amended.
     “Collateral Documents” has the meaning given to such term in the Participation Agreement.
     “Contract” means any agreement, contract, lease, consensual obligation, promissory note, evidence of indebtedness, purchase order, letter of credit, license, promise or undertaking of any nature (whether written or oral and whether express or implied), including, but not limited to, letters of intent, executed term sheets, and similar evidences of an agreement in principle.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The term “Control” when used as a verb shall have a correlative meaning.
     “Designation Right” has the meaning set forth in Section 2.1.
     “Designation Right Consideration” has the meaning set forth in Section 2.3.
     “Designation Right Expiration Date” means May 31, 2006.
     “Designation Right Period” has the meaning set forth in Section 2.2.
     “Effective Date” means the later of (i) December 20, 2005, (ii) the date of the effectiveness of Amendment No. 2 to the Project Revenues Agreement and (iii) the date of the effectiveness of the Seller Guaranty.
     “Election Notice” has the meaning given in Section 2.6.
     “Exchange” has the meaning given in Section 7.2.1.
     “Facilities” has the meaning given to such term in the Participation Agreement.
     “Facility Lease” has the meaning given to such term in the Participation Agreement.
     “Facility Lessee” has the meaning given to such term in the Participation Agreement.
     “FERC” means the Federal Energy Regulatory Commission and its successors.
     “FERC Approval” means approval by FERC under Section 203 of the Federal Power Act of the transfer of the Owner Participant Interests from Seller to a Person designated by TPC pursuant to this Agreement.
     “Geysers Entity” means any of GPC, Geysers Power Company II, LLC, a Delaware limited liability company, Geysers Power I Company, a Delaware corporation, TPC, Anderson Springs Energy Company, a California corporation, or Calpine Power Company, a California corporation.

     “Governmental Approval” means any authorization, approval, consent, license, ruling, permit, tariff, certification, exemption, order, recognition, grant, confirmation, clearance, filing or registration by or with any Governmental Person.
     “Governmental Person” means any federal, national, regional, state, municipal or local government, any political subdivision or any governmental, judicial, public or statutory instrumentality, tribunal, court, agency, authority, body or entity, or other regulatory bureau, authority, body or entity having legal jurisdiction over the matter or Person in question.
     “Governmental Rule” means any applicable federal, national, regional, state, municipal or local law, statute, treaty, rule, regulation, ordinance, order, code, judgment, decree, directive, injunction, writ or similar action or decision duly implementing any of the foregoing by any Governmental Person, other than Governmental Approvals.
     “GPC” has the meaning given in the preamble to this Agreement.
     “Guarantor” means Verizon Capital Corp., a Delaware corporation.
     “Indebtedness” of any Person means (i) indebtedness of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations of such Person to pay the deferred purchase price of property or services, (iv) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (vi) all unconditional obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or other equity interests of such Person or any warrants, rights or options to acquire such capital stock or other equity interests, (vii) all obligations under “swaps,” “caps,” “floors,” “collars” or other interest rate hedging contracts or similar arrangements, (viii) all Indebtedness of any other Person of the type referred to in clauses (i) through (vii) above, guaranteed by such Person or for which such Person shall otherwise (including pursuant to any keepwell, makewell or similar arrangement) become directly or indirectly liable, (ix) all Indebtedness of the type referred to in clauses (i) through (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, the amount of such obligation being deemed to be the lesser of the value of such property or the amount of the obligation so secured.
     “Indemnified Group” has the meaning given in Section 8.1.
     “Indemnified Party” has the meaning given in Section 8.1.
     “Indemnitor” has the meaning given in Section 8.1.
     “IRS” means the United States Internal Revenue Service.

     “Knowledge” means (a) with respect to Seller, the actual knowledge of the officers and employees of Seller and its Affiliates who, by virtue of their respective offices or job responsibilities, would reasonably be expected to have the information which is the subject of a particular representation, and (b) with respect to TPC, GPC or any Affiliate thereof, the actual knowledge of the officers and employees of TPC, GPC or their respective Affiliates who, by virtue of their respective offices or job responsibilities, would reasonably be expected to have the information which is the subject of a particular representation.
     “Law” means all (a) Governmental Approvals, and (b) Governmental Rules.
     “Lease Debt” means the debt evidenced by the Original Lessor Note, the Calistoga Lessor Note, the WB Lessor Note and the Aidlin Lessor Note (each as defined in the Participation Agreement).
     “Lease Event of Default” has the meaning given to such term in the Participation Agreement.
     “Lease Indenture” has the meaning given to such term in the Participation Agreement.
     “Lease Indenture Event of Default” has the meaning given to such term in the Participation Agreement.
     “Lenders” has the meaning given to such term in the Participation Agreement.
     “Lien” means any mortgage, pledge, lien, charge, claim, option, equitable interest, security interest, third party right, assignment, hypothecation, encumbrance or other agreement or arrangement which has the same or a similar effect to the granting of security or of any similar right of any kind (including any conditional sale or other title retention agreement).
     “Loss” means the amount of (a) any out of pocket loss, cost, expense, damage or liability, including interest, fines, reasonable legal and accounting fees and expenses, but excluding consequential, indirect, special or punitive damages of Indemnified Parties, reduced by (b) any amounts received by the Indemnified Parties as a result of any recovery, settlement, or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement, or payment by or against any other Person in connection with the circumstances giving rise to such Loss.
     “Operative Documents” means the Operative Documents (as defined in the Participation Agreement).
     “Owner Lessor” means Geysers Statutory Trust, a Connecticut statutory trust created under an Amended and Restated Trust Agreement dated as of May 7, 1999 (as amended and restated by the Second Amended and Restated Trust Agreement dated as of May 7, 1999) naming State Street Bank and Trust Company of California, National Association, as Owner Trustee for the benefit of Seller, as Owner Participant, under the Participation Agreement.
     “Owner Participant” has the meaning given to such term in the Participation Agreement.

     “Owner Participant Interests” means (i) all of Seller’s beneficial interest in the Trust Estate created and existing under the Trust Agreement, and (ii) all of Seller’s right, title and interest in, to and under the Operative Documents to which Seller is a party, but excluding any Retained Rights.
     “Parent” means Calpine Corporation, a Delaware corporation.
     “Participation Agreement” means that certain Third Amended and Restated Participation Agreement, dated as of May 7, 1999, among (i) GPC, as Facility Lessee, (ii) Geysers Statutory Trust, a Connecticut statutory trust created under an Amended and Restated Trust Agreement dated as of May 7, 1999 (as amended and restated by the Second Amended and Restated Trust Agreement dated as of May 7, 1999) naming State Street Bank and Trust Company of California, National Association, as Owner Trustee for the benefit of Seller, (iii) State Street Bank and Trust Company of California, National Association, a national banking association, not in its individual capacity, except as expressly provided in the Participation Agreement, but solely as trustee under the Second Amended and Restated Trust Agreement dated as of May 7, 1999, (iv) Seller, as Owner Participant, (v) First Union Trust Company, National Association, a national banking association, not in its individual capacity, except as expressly provided in the Participation Agreement, but solely as trustee under the Lease Indenture (as defined in the Participation Agreement), (vi) Silverado Geothermal Resources, Inc., a California corporation, (vii) Steam Heat Lender Trust, a Delaware business trust created for the benefit of Newcourt Project Finance Fund, and (viii) Newcourt Capital USA Inc., a Delaware corporation.
     “Party” or “Parties” has the meaning given in the preamble to this Agreement.
     “Person” means any individual, sole proprietorship, corporation, partnership, joint venture, limited liability partnership, limited liability company, trust, unincorporated association, institution, Governmental Person or any other entity.
     “Pledge Agreement” has the meaning given to such term in the Participation Agreement.
     “Post-Closing Period” means the period commencing from and after the consummation of the Closing.
     “Pre-Closing Period” means the period occurring prior to the consummation of the Closing.
     “Purchase Price” has the meaning given in Section 3.2.
     “Purchase Right” has the meaning given in Section 2.1.
     “Purchaser” has the meaning given in Section 2.1.
     “Retained Rights” means the Owner Participant’s or Owner Lessor’s rights to general, tax or other indemnity payments under the Operative Documents relating to matters arising in respect of the Pre-Closing Period or fairly attributable to any such period.

     “Seller” has the meaning given in the preamble to this Agreement.
     “Seller Guaranty” means a guaranty by Guarantor of Seller’s obligations hereunder for the benefit of TPC and Purchaser in the form of Exhibit B hereto.
     “Seller Termination Triggering Event” means the occurrence of a Significant Lease Default related to payment obligations or Bankruptcy Events or any Lease Event of Default; provided that (i) with respect to the Lease Events of Default set forth in (A) Sections 16(l) and 16(n) of the Facility Lease and (B) Section 16(e) of the Facility Lease solely with respect to the Facility Lessee’s failure to perform or observe in any material respect its obligations set forth in any of Sections 5.2, 5.3, 5.19, 5.34, 5.40, 5A.2, 5A.16, 13.1 and 13.3 of the Participation Agreement, a Seller Termination Triggering Event shall only be deemed to occur if such Lease Event of Default described in clauses (A) or (B) of this clause (i) shall remain uncured for two (2) Business Days after the earlier of (x) receipt of written notice from Seller to TPC of such Lease Event of Default or (y) TPC or any Affiliate obtains Knowledge of such Lease Event of Default, (ii) with respect to the Lease Events of Default set forth in (A) Sections 16(c), 16(j), 16(k) and 16(m) of the Facility Lease and (B) Section 16(e) of the Facility Lease solely with respect to the Facility Lessee’s failure to perform or observe in any material respect its obligations set forth in any of Sections 5.1, 5.14, 5.20(a), 5.33, 5.41, 5.44, 5A.1, 5A.11, 5A.23, 5A.27 and 5A.29 of the Participation Agreement, a Seller Termination Triggering Event shall only be deemed to occur if such Lease Event of Default described in clauses (A) or (B) of this clause (ii) shall remain uncured for five (5) Business Days after the earlier of (x) receipt of written notice from Seller to TPC of such Lease Event of Default or (y) TPC or any Affiliate obtains Knowledge of such Lease Event of Default, and (iii) with respect to the Lease Events of Default set forth in Section 16(e) of the Facility Lease solely with respect to the Facility Lessee’s failure to perform or observe in any material respect its obligations set forth in any of Sections 5.32, 5.35, 5.36, 5.38, 5A.3, 5A.22, 5A.24 and 5A.25 of the Participation Agreement, a Seller Termination Triggering Event shall only be deemed to occur if such Lease Event of Default described in this clause (iii) shall remain uncured for thirty (30) days after the earlier of (x) receipt of written notice from Seller to TPC of such Lease Event of Default or (y) TPC or any Affiliate obtains Knowledge of such Lease Event of Default. The term “Seller Termination Triggering Event” as used in this Agreement shall not include any Significant Lease Default or Lease Event of Default existing as of the date of execution of this Agreement of which Seller has Knowledge as of the date of execution of this Agreement.
     “Significant Lease Default” has the meaning given to such term in the Participation Agreement.
     “Stock Pledge Agreement” has the meaning given to such term in the Participation Agreement.
     “Subsidiary” shall mean, with respect to a specified Person, any other Person Controlled by the specified Person.
     “Tax” or “Taxes” means all taxes, including all charges, fees, duties, levies or other assessments in the nature of taxes, imposed by any federal, state, local or foreign Governmental Person, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, inheritance, corporation, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp, goods and services, ad valorem, utility, utility users and other taxes, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.
     “Taxing Authority” means the IRS and any other Governmental Person responsible for administration of Taxes under the Laws of any jurisdiction.
     “TIA” has the meaning given in Section 7.2.8.
     “TPC” has the meaning given in the preamble to this Agreement.
     “Transaction Documents” means, collectively, this Agreement, the Assignment and Assumption Agreement and all other agreements between the Parties or their Affiliates entered into pursuant to the terms hereof in order to carry out the Closing Actions and the other transactions contemplated hereby.
     “Transfer Tax” has the meaning given in Section 7.2.7.
     “Trust Agreement” means that certain Second Amended and Restated Declaration of Trust for Geysers Statutory Trust dated as of May 7, 1999 between Seller and State Street Bank and Trust Company of California, National Association.
     “Trust Estate” has the meaning given to such term in the Participation Agreement.
     1.2 Interpretation. Except where otherwise expressly provided or unless the context otherwise necessarily requires, in this Agreement (including in the recitals hereto):
          (a) Reference to a given Article, Section, Subsection, clause, Exhibit or Schedule is a reference to an Article, Section, Subsection, clause, Exhibit or Schedule of this Agreement, unless otherwise specified.
          (b) The terms “hereof,” “herein,” “hereto,” “hereunder” and “herewith” refer to this Agreement as a whole.
          (c) Reference to a given agreement, instrument, document or Law is a reference to that agreement, instrument, document or Law as modified, amended, supplemented and restated through the date as of which such reference is made, and, as to any Law, any successor Law.

          (d) Reference to a Person includes its predecessors, successors and permitted assigns.
          (e) The singular includes the plural and the masculine includes the feminine, and vice versa.
          (f) “Includes” or “including” means “including, for example and without limitation.”
          (g) References to “days” means calendar days.
          (h) Any item disclosed by a Party on any Schedule to this Agreement shall be deemed to be disclosed and incorporated by reference into each other Schedule or representation or warranty delivered or made by such Party in this Agreement, as though fully set forth therein.
ARTICLE 2
TERMS AND CONDITIONS OF DESIGNATION RIGHT
     2.1 Grant of Designation Right. Seller hereby grants to TPC the exclusive right to designate a purchaser of the Owner Participant Interests (the “Designation Right”) for the consideration and under the terms and conditions set forth herein, which designee (the “Purchaser”) shall, upon such designation, have the exclusive right (as set forth in Section 2.4 below) to purchase the Owner Participant Interests during the Designation Right Period (the “Purchase Right”); it being acknowledged and agreed that (i) TPC may be designated as “Purchaser” hereunder, and (ii) the designated “Purchaser” shall be Parent or a Geysers Entity and shall satisfy the requirements of a “Transferee” under Section 7.1 of the Participation Agreement. Upon such designation, TPC shall deliver to Seller an agreement by Purchaser to be bound by the provisions of Sections 7.1, 7.2.1 and 7.4, Articles 8 and 9, and any other provision of this Agreement that expressly provides for Purchaser to be bound by or to perform or observe any obligation, as if it were a “Party” to this Agreement.
     2.2 Designation Right Period. The Designation Right shall begin on the Effective Date and expire as of 5:00 p.m. prevailing Eastern time on the Designation Right Expiration Date, unless the Designation Right is terminated earlier by written notice from TPC to Seller, given in its sole and absolute discretion, or by Seller pursuant to Section 2.8. The period commencing on the Effective Date, and continuing until the Designation Right Expiration Date, shall be referred to herein as the “Designation Right Period.”
     2.3 Designation Right Consideration. The consideration for the Designation Right shall be an amount equal to $8,000,000 (the “Designation Right Consideration”), which upon execution of this Agreement shall be paid to Seller by certified check or wire transfer of immediately available funds without any deduction, offset or withholding (other than withholding Taxes imposed as a collections mechanism for United States income Taxes). The Designation Right Consideration shall be non-refundable to TPC except in the event of Seller’s default hereunder or in the event the condition in Section 4.4.8 is not satisfied due to matters solely within Seller’s control. If this Agreement terminates for any reason other than a default of

Seller hereunder or the failure of the condition in Section 4.4.8 to be satisfied due to matters solely within Seller’s control, (i) Seller shall have no obligation to reimburse TPC for any portion of the Designation Right Consideration, and (ii) TPC will have no obligation or liability under this Agreement other than forfeiture of the Designation Right Consideration. The Seller shall be entitled to retain the Designation Right Consideration in any such event as liquidated damages for loss of its bargain, including, as a result of the suspension and forbearance of its marketing activities with respect to the Owner Participant Interests during the Designation Right Period and the incurring of legal fees and other costs and expenses incurred by Seller in connection with the transactions contemplated hereby. TPC and Seller agree that Seller’s retention of the Designation Right Consideration under said circumstances is just, fair and reasonable compensation for losses and damages which are difficult to quantify. If Purchaser exercises the Purchase Right and purchases the Owner Participant Interests, the Designation Right Consideration shall not be applied to the Purchase Price.
     2.4 Exclusivity. During the Designation Right Period, unless and until this Agreement is terminated by Seller pursuant to Section 2.8, Seller shall not, and shall cause its members, subsidiaries, directors, officers, employees, agents, consultants, advisors and legal counsel not to, directly or indirectly, make, submit, solicit or respond to an alternative proposal for the purchase and sale of the Owner Participant Interests or any other transaction which could reasonably be expected to delay, impede or frustrate the consummation of the transactions contemplated by the Transaction Documents.
     2.5 Designation. TPC shall notify Seller of its designation of the Purchaser hereunder within two (2) Business Days of such designation, and in any event prior to the Purchaser’s submittal of an Election Notice as described in Section 2.6 below. At any time prior to the Designation Right Expiration Date, TPC may, in its sole and absolute discretion, rescind its designation of the Purchaser, in which case the Designation Right shall continue to survive in full force and effect for the balance of the Designation Right Period as if TPC had not made such designation and TPC may subsequently designate another Purchaser meeting the requirements of Section 7.1 of the Participation Agreement (it being understood that TPC may subsequently re-designate as Purchaser the same Person with respect to whom it previously rescinded its designation as Purchaser).
     2.6 Exercise. Upon its designation, Purchaser, at its sole and absolute discretion, may exercise the Purchase Right (subject to Section 2.7 below) at any time during the Designation Right Period by giving Seller written notice of its election to exercise the Purchase Right (an “Election Notice”) specifying a Closing Date which shall occur no later than the Designation Right Expiration Date and no sooner than two (2) Business Days after the date of the Election Notice. At any time prior to Closing, Purchaser may, in its sole and absolute discretion, rescind an Election Notice, in which case the Purchase Right shall continue to survive in full force and effect for the balance of the Designation Right Period as if Purchaser had not exercised the same.
     2.7 Expiration of Purchase Right. Unless an Election Notice has been given by Purchaser at least two (2) Business Days prior to the Designation Right Expiration Date, this Agreement shall terminate at 5:00 p.m., prevailing Eastern time, on the Designation Right Expiration Date.

     2.8 Seller Termination Right. Upon (i) the occurrence and during the existence of a Seller Termination Triggering Event or (ii) the failure of TPC or its Affiliates to comply with clause (y) of the last sentence of Section 7.1, at the option of Seller exercised by written notice to TPC, GPC and any Purchaser then designated pursuant to this Agreement, this Agreement shall terminate and neither TPC nor any Purchaser shall have any further rights hereunder, including, in the case of TPC, to exercise the Designation Right or, in the case of Purchaser, to exercise the Purchase Right. For the avoidance of doubt, upon any such termination, Seller shall be entitled to retain the Designation Right Consideration.
ARTICLE 3
TERMS AND CONDITIONS OF PURCHASE AND SALE TRANSACTION
     3.1 Sale and Purchase of Owner Participant Interests. Upon Purchaser’s delivery of an Election Notice, Seller shall sell, transfer and assign to Purchaser the Owner Participant Interests, and Purchaser shall purchase and acquire the Owner Participant Interests on the terms and conditions set forth herein.
     3.2 Purchase Price. The aggregate consideration to be paid at Closing to Seller for the Owner Participant Interests shall be One Hundred and Fifty-Seven Million Dollars ($157,000,000) plus, if Closing occurs after December 31, 2005 but on or before the Designation Right Expiration Date, an additional Sixteen Thousand Six Hundred Sixty-Six Dollars ($16,666) per day for each day from and including January 1, 2006 through and including the Closing Date (the “Purchase Price”). The Designation Right Consideration will not be credited against the Purchase Price.
     3.3 Parties to Bear Own Expenses. Whether or not the purchase and sale of the Owner Participant Interests is consummated and except as otherwise provided for herein, TPC shall bear its expenses and Seller shall bear its expenses relating to or arising out of this Agreement, including, but not limited to, fees for attorneys, accountants and other advisors. TPC shall pay all fees and expenses relating to (x) any of the transactions or matters specified in Section 7.3 and (y) any Governmental Approvals required to be obtained in connection with this Agreement or the consummation of the transactions contemplated hereby.
ARTICLE 4
CLOSING AND CLOSING CONDITIONS
     4.1 Time and Place of the Closing. Subject to the terms and conditions hereof and the satisfaction or waiver of the closing conditions set forth in this Article 4 (or the election by either Purchaser or Seller to close notwithstanding the failure of one or more of such conditions as provided in Section 4.5), in the event of delivery of the Election Notice, the closing of the transactions contemplated by Article 3 (the “Closing”) shall take place at the offices of Thelen Reid & Priest LLP, located at 875 Third Avenue, 10th Floor, New York, New York, on the date specified in the Election Notice or at such other place and on such other date as Seller and

Purchaser may mutually agree (the actual date of the Closing is referred to herein as the “Closing Date”).
          4.2 Actions at the Closing. At the Closing, Seller and Purchaser (as applicable) shall take or cause to be taken the following actions (the “Closing Actions”):
          4.2.1 Transfer of Owner Participant Interests. Upon receipt of the Purchase Price by Seller, Seller shall execute and deliver to Purchaser, and Purchaser shall execute and deliver to Seller, the Assignment and Assumption Agreement.
          4.2.2 Payment of Purchase Price. Purchaser shall pay or cause to be paid the Purchase Price to Seller without any deduction, offset or withholding (other than withholding Taxes imposed as a collections mechanism for United States income Taxes), which payment shall be treated for all purposes as a payment for the Owner Participant Interests.
          4.2.3 Nonforeign Certificate. Seller shall furnish Purchaser with a certificate, substantially in the form of Exhibit C hereto, which satisfies the requirements of Section 1445(b)(2) of the Code.
          4.2.4 Additional Actions. Seller and Purchaser shall execute and deliver, or cause to be executed and delivered, all other documents, and take such other actions, in each case as shall be necessary or appropriate, to consummate the transactions contemplated hereby, all in accordance with the provisions of this Agreement and Section 7.1 of the Participation Agreement.
     4.3 Conditions Precedent to Obligations of Purchaser. Following the delivery of the Election Notice, the obligation of Purchaser to consummate the purchase of the Owner Participant Interests shall be subject to the satisfaction, on or prior to the Closing, of the following conditions precedent, any of which may be waived by Purchaser in its sole discretion:
          4.3.1 Performance of Closing Actions. Seller shall have tendered performance of its applicable Closing Actions.
          4.3.2 No Violation. The consummation of the purchase of the Owner Participant Interests by Purchaser at the Closing shall not violate any applicable Law, except for violations which would not reasonably be expected to have a material adverse effect on the business, assets, results of operation, or financial condition of Purchaser.
          4.3.3 Approvals and Consents. All Governmental Approvals and consents of third parties specifically identified on Schedules 5.1.4 and 6.1.4 shall have been obtained, made or filed, as the case may be.
          4.3.4 No Proceeding or Litigation. No suit, action, investigation, inquiry or other legal or administrative proceeding by any Governmental Person or other Person shall have been instituted or threatened which questions or challenges the validity of, or seeks to enjoin, the consummation of the transactions contemplated by the Transaction Documents or which challenges Seller’s title to or asserts an ownership interest in or Lien on the Owner Participant Interests.

          4.3.5 Representations, Warranties and Covenants. The representations and warranties of Seller made hereunder shall be true and correct as of the Closing Date in all material respects. The covenants and obligations of Seller hereunder, to be complied with on or prior to the Closing, shall have been complied with in all material respects.
          4.3.6 Officer’s Certificates. Seller shall have furnished (a) an officer’s certificate from Seller, dated as of the Closing Date and signed by a duly authorized officer of Seller, certifying that the representations and warranties given by Seller in Section 5.1 are true and correct in all material respects as of the Closing Date, and (b) a secretary’s certificate from Seller, dated as of the Closing Date and signed by its secretary, certifying as to its incumbent officers, good standing and due authorization.
          4.3.7 Legal Opinion. Purchaser shall have received an opinion of counsel from counsel to Seller in form and substance reasonably satisfactory to Purchaser with respect to the matters described in Sections 5.1.1, 5.1.2, 5.1.3 and 5.1.5(a) and the corresponding provisions of the Assignment and Assumption Agreement.
          4.3.8 Participation Agreement. All conditions precedent to the transfer of the Owner Participant Interests contained in Section 7.1 of the Participation Agreement shall have been satisfied.
          4.3.9 Lessor Notes. Purchaser shall have received a fully executed binding agreement from the Lease Indenture Trustee (as defined in the Lease Indenture) and each of the Lenders for a redemption of all of the outstanding Notes (as defined in the Lease Indenture) on the terms and conditions set forth in the letter agreement attached hereto as Exhibit D (or with such changes as Seller and TPC shall agree to) or Purchaser shall be satisfied in its discretion that the Notes can be refinanced and subsequently redeemed in a timely manner without the consent of the Lease Indenture Trustee, any Lender or any other party which has not been obtained and is in full force and effect.
     4.4 Conditions Precedent to Obligations of Seller. Following the delivery of the Election Notice, the obligation of Seller to consummate the sale of the Owner Participant Interests shall be subject to the satisfaction, on or prior to the Closing, of the following conditions precedent, any of which may be waived by Seller in its sole discretion:
          4.4.1 Performance of Closing Actions. Purchaser shall have tendered performance of its applicable Closing Actions.
          4.4.2 No Violation. The consummation of the sale of the Owner Participant Interests by Seller at the Closing shall not violate any applicable Law, except for violations which would not reasonably be expected to have a material adverse effect on the business, assets, results of operation or financial condition of Seller.
          4.4.3 Approvals and Consents. All Governmental Approvals and consents of third parties specifically identified on Schedules 5.1.4 and 6.1.4 shall have been obtained, made or filed, as the case may be.

          4.4.4 No Proceeding or Litigation. No suit, action, investigation, inquiry or other legal or administrative proceeding by any Governmental Person or other Person shall have been instituted or threatened which questions or challenges the validity of, or seeks to enjoin, the consummation of the transactions contemplated by the Transaction Documents or which challenges Seller’s title to or asserts an ownership interest in or Lien on the Owner Participant Interests.
          4.4.5 Representations, Warranties and Covenants. The representations and warranties of TPC and GPC made hereunder and the representations and warranties of Purchaser to be made pursuant to the Assignment and Assumption Agreement shall be true and correct in all material respects as of the Closing Date; provided, however, if TPC’s or GPC’s corresponding representations made pursuant to Sections 6.1.6 or 6.1.8 or GPC’s representation in Section 6.2 is not true as of the Closing Date, but TPC and/or GPC, as applicable, has obtained an order of the Bankruptcy Court approving the transactions contemplated hereby, any inaccuracy of such representation shall be deemed waived by Seller. The covenants and obligations of TPC, GPC and Purchaser hereunder, to be complied with on or prior to the Closing, shall have been complied with in all material respects.
          4.4.6 Officer’s Certificates. TPC shall have furnished to Seller (a) officer’s certificates from TPC and Purchaser, dated as of the Closing Date and signed by duly authorized officers of TPC and Purchaser, as applicable, certifying that the representations and warranties given by TPC in Section 6.1 and by Purchaser in Section 6 of the Assignment and Assumption Agreement, as applicable, are true and correct in all material respects as of the Closing Date, and (b) secretary’s certificates from TPC and Purchaser, dated as of the Closing Date and signed by its secretary, certifying as to its incumbent officers, good standing and due authorization.
          4.4.7 Legal Opinion. Seller shall have received opinions of counsel from counsel to TPC, GPC and Purchaser in form and substance reasonably satisfactory to Seller with respect to the matters described in Sections 6.1.1, 6.1.2, 6.1.3 and 6.1.5(a) (in the case of GPC and TPC) and the corresponding provisions of the Assignment and Assumption Agreement (in the case of Purchaser).
          4.4.8 Participation Agreement. All conditions precedent to the transfer of the Owner Participant Interests contained in Section 7.1 of the Participation Agreement and Section 11.17 of the Trust Agreement shall have been satisfied.
     4.5 Failure of Conditions. If one or more of the conditions precedent in Sections 4.3 or 4.4 of this Agreement are not satisfied as of the date scheduled for Closing in the Election Notice, the party benefited by such condition(s) (Purchaser with respect to the conditions precedent in Section 4.3 and Seller with respect to the conditions precedent in Section 4.4) may, at its option, elect to (a) terminate this Agreement, (b) close the transactions contemplated hereby notwithstanding the failure of such condition(s), or (c) extend the Closing Date (but in no event to a date later than the Designation Right Expiration Date) in an effort to allow time for such condition(s) to be satisfied, without in any such case waiving or releasing any of the rights or remedies it may have hereunder with respect to a breach of any representation, warranty or covenant by the other party; provided, however, that if the party benefited by the condition(s) exercises its right to extend the Closing Date and such condition(s) (or other conditions) are not satisfied as of the extended Closing Date, such party may elect to terminate this Agreement or close the transactions contemplated hereby notwithstanding the failure of such condition(s), but it may not further extend the Closing Date without the consent of the other party. Notwithstanding anything in this Section 4.5 to the contrary, if, following delivery of an Election Notice by Purchaser, either party becomes aware that a representation or warranty made or to be made by it pursuant to this Agreement or the Assignment and Assumption Agreement will not be true and correct as of the date of Closing proposed in the Election Notice, then such party may elect by written notice to the other party to delay the Closing by no more than ten (10) days (but in no event later than the Designation Right Expiration Date) in order to attempt to cure such breach.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER
     5.1 Representations and Warranties of Seller. Seller hereby represents and warrants to TPC and to Purchaser (as a third party beneficiary pursuant to Section 9.12 hereof upon its designation and execution of its agreement referenced in Section 2.1) that as of the date of execution of this Agreement:
          5.1.1 Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller is qualified to do business in all jurisdictions where the failure to qualify would materially and adversely affect its ability to execute or deliver, or perform its obligations under, the Transaction Documents to which it is or will be a party.
          5.1.2 Authority and Power. Seller has the requisite power and authority to enter into each of the Transaction Documents to which it is or will be a party, consummate each of the transactions and undertakings contemplated thereby, and perform all of the terms and conditions thereof to be performed by it. The execution, delivery and performance of each of the Transaction Documents to which Seller is or will be a party and the consummation of each of the transactions and undertakings contemplated thereby have been duly authorized by all requisite action on the part of Seller.
          5.1.3 Valid and Binding Obligations. Each of the Transaction Documents to which Seller is or will be a party has been, or will be when executed and delivered, duly and validly executed and delivered by Seller, and is, or will be when executed and delivered, enforceable against Seller in accordance with the terms thereof, except as such enforceability may be limited or denied by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and the enforcement of debtors’ obligations generally, and (b) general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.
          5.1.4 Approvals and Consents. Except as set forth in Schedule 5.1.4, Seller is not, and will not be, required to give any notice, make any filing, or obtain any consent or approval (including Governmental Approvals and consents or approvals of any third party) to execute, deliver or perform any of the Transaction Documents to which it is or will be a party or to consummate the transactions contemplated thereby. No representation is made in this Section 5.1.4 with respect to any requirement to obtain any approval of FERC with respect to the transactions contemplated hereby or by any other Transaction Document, including the transfer by the Seller of the Owner Participant Interests pursuant to the terms hereof.
          5.1.5 No Violations. The execution, delivery and performance by Seller of each of the Transaction Documents to which it is or will be a party does not and will not, and the consummation of the transactions contemplated thereby will not (a) violate the Charter Documents of Seller; (b) assuming the accuracy of the representations and warranties of TPC set forth herein and of the Purchaser set forth in the Assignment and Assumption Agreement, violate or be in conflict with, or constitute a default (or any event which, with or without due notice or lapse of time, or both, would constitute a default) under, any Contract to which Seller is a party or by which any of Seller’s properties or assets are or may be bound, which in any case, would materially and adversely affect the ability of Seller to perform its obligations under the Transaction Documents to which it is or will be a party or title to or value of the Owner Participant Interests; or (c) violate any applicable Law, order, judgment, decree or consent from any Governmental Authority.
          5.1.6 No Litigation. There are no actions, suits, or legal or arbitration proceedings pending to which Seller is a party (and, to Seller’s Knowledge, there are no actions, suits or legal or arbitration proceedings threatened against Seller), in any such case at law or in equity before any Governmental Person or arbitral body against or affecting Seller, which actions, suits, or legal or arbitration proceedings in any such case would reasonably be expected to have a material adverse effect on (a) the ability of Seller to perform its obligations under the Transaction Documents or to consummate the transactions contemplated thereby or (b) title to or value of the Owner Participant Interests or Seller’s rights under the Operative Documents.
          5.1.7 Owner Participant Interests. Seller is the sole record and beneficial owner of, and holds good and valid title to, the Owner Participant Interests free and clear of all Liens and shall transfer the Owner Participant Interests to Purchaser on the Closing Date free and clear of all Liens, other than any Liens created by the Operative Documents or the Transaction Documents, or otherwise created by or through the Purchaser, TPC, GPC or Parent. The Owner Participant Interests are not subject to any agreements or other arrangements with respect to voting rights or transferability, and there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition of any portion of the Owner Participant Interests or securities convertible or exchangeable for any portion of the Owner Participant Interests, other than as may have been created by or through Purchaser, TPC, GPC or Parent.
          5.1.8 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby, based upon any agreements, arrangements or commitments, written or oral, made by or on behalf of Seller or its Affiliates, except for fees or commissions that are solely the obligation of Seller and for which TPC is not liable.

          5.1.9 Bankruptcy. No Bankruptcy Event has occurred and is continuing with respect to Seller.
          5.1.10 No Indebtedness or Liabilities. Owner Lessor has not incurred, and the Ownership Participant Interests are not subject to, any Indebtedness or other liabilities of any kind other than the Lease Debt and obligations under the Participation Agreement and the Operative Documents.
          5.1.11 United States Person. Seller is a “United States person” within the meaning of Section 7701(a)(30) of the Code.
          5.1.12 Operative Documents. Each of the Operative Documents to which Seller is a party is in full force and effect and enforceable against Seller and has not been amended, modified or supplemented by Seller (except if so amended, modified or supplemented in accordance with the terms thereof). Seller has performed in all material respects all obligations required to be performed by Seller under the Operative Documents. Seller is not in default of any material obligations to be performed by it or in violation of any material covenant to be observed by it pursuant to any of the Operative Documents to which it is a party, and Seller does not have Knowledge of any event of default or of any event of acceleration under any applicable Operative Documents (except to the extent caused by GPC or any Affiliate thereof), or of any existing condition which, upon the giving of notice or the lapse of time or both, would constitute an event of default or event of acceleration under the Operative Documents. There are no agreements, documents or other correspondence, other than the Operative Documents, relating to the Owner Participant Interests or any part thereof that have been entered into by Seller which will be binding on or affect TPC or the Owner Participant Interests on or after the Closing.
     5.2 No Further Representations. Except for the representations and warranties expressly set forth in Article 5 of this Agreement, TPC expressly disclaims any representations or warranties of any kind, express or implied, relating to Seller, the Guarantor, the Owner Lessor, the Owner Participant Interests or the transactions contemplated by this Agreement.
     IN FURTHERANCE OF THE FOREGOING, TPC ACKNOWLEDGES THAT ANY TRANSFER OF THE OWNER PARTICIPANT INTERESTS WILL BE EFFECTED WITH RESPECT TO THE FACILITIES IN THEIR “AS IS, WHERE IS” CONDITION, AND SELLER MAKES NO WARRANTIES, GUARANTEES OR REPRESENTATIONS, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO THE FACILITIES. TPC WAIVES, RELEASES AND RENOUNCES (1) ANY IMPLIED WARRANTY AS TO THE DESCRIPTION, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, VALUE, CONDITION, DESIGN, DATE PROCESSING, USE OR OPERATION OF THE FACILITIES OR ANY PAST PERFORMANCE, COURSE OF DEALING, USAGE OR TRADE OR OTHERWISE, (2) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT (INCLUDING STRICT LIABILITY) WITH RESPECT TO THE CONDITION OF THE FACILITIES, AND (3) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY OF OR AGAINST SELLER OR GUARANTOR FOR LOSS OF OR DAMAGE TO THE FACILITIES, FOR ANY LIABILITY OF THE FACILITY LESSEE TO ANY THIRD PARTY, FOR ANY LIABILITY OF TPC TO ANY THIRD PARTY, OR FOR

ANY OTHER DIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES AS A RESULT OF ANY OF THE FOREGOING, AND ALL SUCH WARRANTIES, GUARANTEES, REPRESENTATIONS, OBLIGATIONS, LIABILITIES, RIGHTS, CLAIMS OR REMEDIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, TO THE EXTENT NOT SET FORTH IN THIS AGREEMENT, ARE EXPRESSLY EXCLUDED; PROVIDED, HOWEVER, THAT THE FOREGOING DOES NOT LIMIT SELLER’S REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 5 HEREOF OR SELLER’S OBLIGATIONS AND LIABILITIES EXPRESSLY SET FORTH IN THIS AGREEMENT.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF TPC AND GPC
     6.1 Representations and Warranties of TPC. TPC hereby represents and warrants to Seller that as of the date of execution of this Agreement:
          6.1.1 Organization. TPC is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. TPC is qualified to do business in all jurisdictions where the failure to qualify would materially and adversely affect its ability to execute or deliver, or perform its obligations under, the Transaction Documents to which it is or will be a party.
          6.1.2 Authority and Power. TPC has the requisite power and authority to enter into each of the Transaction Documents to which it is or will be a party, consummate each of the transactions and undertakings contemplated thereby, and perform all of the terms and conditions thereof to be performed by it. The execution, delivery and performance of each of the Transaction Documents to which TPC is or will be a party and the consummation of each of the transactions and undertakings contemplated thereby have been duly authorized by all requisite action on the part of TPC.
          6.1.3 Valid and Binding Obligations. Each of the Transaction Documents to which TPC is or will be a party has been, or will be when executed and delivered, duly and validly executed and delivered by TPC, and is, or will be when executed and delivered, enforceable against TPC in accordance with the terms thereof, except as such enforceability may be limited or denied by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and the enforcement of debtors’ obligations generally, and (b) general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.
          6.1.4 Approvals and Consents. Except as set forth in Schedule 6.1.4, TPC is not, and will not be, required to give any notice, make any filing, or obtain any consent or approval (including Governmental Approvals and consents or approvals of any third party) to execute, deliver or perform any of the Transaction Documents to which it is or will be a party or to consummate the transactions contemplated thereby.
          6.1.5 No Violations. The execution, delivery and performance by TPC of each of the Transaction Documents to which it is or will be a party does not and will not, and the consummation of the transactions contemplated thereby will not (a) violate the Charter Documents of TPC, (b) violate or be in conflict with, or constitute a default (or any event which, with or without due notice or lapse of time, or both, would constitute a default) under, any Contract to which TPC is a party or by which any of TPC’s properties or assets are or may be bound, which in any case, would materially and adversely affect the ability of TPC to perform its obligations under the Transaction Documents to which it is or will be a party, or (c) violate any applicable Law, order, judgment, decree or consent.
          6.1.6 No Litigation. There are no actions, suits, or legal or arbitration proceedings pending to which TPC is a party (and, to TPC’s Knowledge, there are no actions, suits or legal or arbitration proceedings threatened against TPC), in any such case at law or in equity before any Governmental Person or arbitral body against or affecting TPC, which actions, suits, or legal or arbitration proceedings in any such case would reasonably be expected to have a material adverse effect on the ability of TPC to perform its obligations under the Transaction Documents or to consummate the transactions contemplated thereby.
          6.1.7 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby, based upon any agreements, arrangements or commitments, written or oral, made by or on behalf of TPC or its Affiliates, except for fees or commissions that are solely the obligation of TPC and for which Seller is not liable.
          6.1.8 Bankruptcy. No Bankruptcy Event has occurred and is continuing with respect to TPC.
          6.1.9 Geysers Entities. Each Geysers Entity is, directly or indirectly, a wholly owned Subsidiary of Parent.
     6.2 Representations and Warranties of GPC. GPC represents and warrants to Seller that, as of the date of execution of this Agreement, the representations set forth in Sections 6.1.1 through 6.1.8 are true and correct as to itself; provided that all references thereunder to “TPC” shall be deemed to be references to “GPC” for purposes of this Section 6.2. Additionally, GPC represents and warrants to Seller that, as of the date of execution of this Agreement, there currently exists no Lease Default (as defined in the Participation Agreement) or Lease Event of Default.
     6.3 No Further Representations. Except for the representations and warranties expressly set forth in Article 6 of this Agreement, Seller expressly disclaims any representations or warranties of any kind, express or implied, relating to TPC, GPC or the transactions contemplated by this Agreement.
ARTICLE 7
COVENANTS
     7.1 Consummation of Transactions and Obtaining Approvals. From and after the date of execution of this Agreement, each Party shall (a) as promptly as is reasonably practicable, diligently and in good faith use all commercially reasonable efforts to cause the Closing conditions in this Agreement to be satisfied, and (b) coordinate and cooperate (in a commercially reasonable manner) with each other in providing such information and supplying such assistance as may be reasonably requested by such other parties in connection with the foregoing. No Party will take or fail to take any actions from the Effective Date through the Closing Date that could reasonably be expected to prevent, impair or delay satisfaction of such Closing conditions. Without limiting the generality of the foregoing, (x) each Party shall use all commercially reasonable efforts to obtain all authorizations, consents, orders, and approvals of, and to give all notices to and make all filings with, all Governmental Persons (including those pertaining to the Governmental Approvals) and third parties that may be or become necessary for its performance of its obligations under this Agreement and shall cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, orders, and approvals, giving such notices, and making such filings, and (y) TPC shall, or shall cause Parent and/or its Affiliates (as applicable) to, file all necessary and appropriate motions to the Bankruptcy Court seeking approval of this Agreement and the matters set forth in Schedule 6.1.4 (except for FERC Approval, should FERC Approval become necessary) by January 15, 2006.
     7.2 Tax Matters.
          7.2.1 Like-Kind Exchange. Seller may decide to structure the transaction contemplated by this Agreement as an exchange qualifying for nonrecognition treatment under Section 1031 of the Code (the “Exchange”). TPC (and, following its designation, Purchaser) agrees to cooperate in directing any payments of the Purchase Price under this Agreement and executing any documents as may be reasonably requested by Seller to effect the Exchange.
          7.2.2 Allocation of Income. Unless otherwise required under the Code or the regulations thereunder, items of income, gain, loss, deduction and credit of the Owner Participant Interests for the Pre-Closing Period shall be for the account of the Seller and for the Post-Closing Period shall be for the account of the Purchaser.
          7.2.3 Tax Returns.
               7.2.3.1 Seller shall timely prepare and file (or cause to be timely prepared and filed) with the appropriate authorities all Tax Returns required to be filed by it with respect to the Owner Participant Interests, the Owner Lessor or the Trust Estate for Taxes (if any) for periods ending on or before the Closing Date for which Seller is liable pursuant to the following sentence. Other than with respect to Taxes for which Seller is indemnified against pursuant to the terms of the Operative Documents or this Agreement, Seller shall pay or cause to be paid all Taxes with respect to the Owner Participant Interests, the Owner Lessor or the Trust Estate relating to the Pre-Closing Period, regardless of whether or not the filing period to which such Taxes relate ends before or after the Closing Date.
               7.2.3.2 TPC shall itself or shall cause Purchaser to timely prepare and file with the appropriate authorities all Tax Returns required to be filed by it with respect to the Owner Participant Interests, the Owner Lessor or the Trust Estate that Seller is not required to prepare and file in accordance with Section 7.2.3.1 above. Other than with respect to Taxes for which TPC is indemnified against pursuant to the terms of the Operative Documents or this

Agreement, TPC shall cause Purchaser to pay or cause to be paid all Taxes with respect to the Owner Participant Interests, the Owner Lessor or the Trust Estate relating to the Post-Closing Period, regardless of whether or not the filing period to which such Taxes relate begins before or after the Closing Date.
          7.2.4 Refunds. Any Tax refund (including any interest with respect thereto) attributable to the Owner Participant Interests for a taxable period (or portion thereof) ending on or prior to the Closing Date (unless required to be paid to Facility Lessee pursuant to the Operative Documents) shall be the property of Seller, and if received by Purchaser, shall be promptly paid over to Seller. Similarly, any Tax refund attributable to the Owner Participant Interests for a taxable period (or portion thereof) beginning on or after the Closing Date shall be the property of Purchaser, and if received by Seller, shall be promptly paid over to Purchaser.
          7.2.5 Audits and Other Contests. If (a) a notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim is delivered, sent to, or commenced or initiated against either Seller or Purchaser with respect to the Owner Participant Interests, by any Taxing Authority with respect to Taxes for which such party may be entitled to indemnification from the other party pursuant to Section 8.1, and (b) the first party intends to seek indemnity with respect thereto under Section 8.1, then such party, as the Indemnified Party, shall promptly notify the other party, as the Indemnitor, in writing as soon as reasonably practical (but in no event more than thirty (30) days) after Indemnified Party’s receipt of notice, and Indemnitor shall be entitled to defend such matters as provided in Section 8.1. Indemnified Party shall cooperate with Indemnitor by giving Indemnitor and its representatives, on prior reasonable notice, access during normal business hours to all information, books and records in Indemnified Party’s (or any of its Affiliates’) possession and control pertaining to Taxes (other than Tax Returns or other confidential information) for the relevant period with respect to the Owner Participant Interests.
          7.2.6 Cooperation. Seller and TPC shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, and TPC shall cause Purchaser to reasonably cooperate, in preparing and filing all Tax Returns relating to the Owner Participant Interests, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. TPC recognizes that Seller may need access, from time to time after the Closing Date, to certain accounting and Tax records related to the Owner Participant Interests and information held by TPC, its Affiliates or Purchaser, and accordingly, TPC shall, and shall cause each of its Affiliates and Purchaser, (a) to properly retain and maintain such records for the shorter of three (3) years or until such time as Seller agrees that such retention and maintenance is no longer necessary, (b) to permit Seller and its representatives reasonable access at reasonable times to such records, and (c) to execute such documents as Seller may reasonably request to enable Seller to file any required reports or Tax Returns relating to the Owner Participant Interests.
          7.2.7 Transfer Taxes. It is understood and agreed that TPC shall pay (and following Purchaser’s designation, TPC and Purchaser jointly and severally agree to pay) all Taxes, other than Taxes imposed on the gross or net income, receipts or capital gain (or similar Taxes) of Seller, if any, arising out of or in connection with this Agreement, including, without limitation, sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees (“Transfer Taxes”). TPC shall prepare and timely file (or shall cause Purchaser to so prepare and file) all Tax Returns or other documentation relating to such Transfer Taxes. TPC shall provide (or shall require Purchaser to provide) Seller with copies of each such Tax Return or other document at least thirty (30) days prior to the date on which such Tax Return or other document is required to be filed.
          7.2.8 GPC Acknowledgement. GPC agrees that the provisions of Section 7.1(c) of the Participation Agreement shall not be applicable in connection with this Agreement or any of the transactions contemplated hereby. GPC also agrees that entering into this Agreement and any of the transactions contemplated hereby shall be deemed to constitute a “Lessee Action” for purposes of the Third Amended and Restated Tax Indemnity Agreement (the “TIA”), and that Section 5(d)(i) of the TIA shall be inapplicable with respect hereto, but only to the extent that the Taxes imposed on Seller exceed the Taxes on disposition that would have been imposed had Seller directly and immediately transferred the Owner Participant Interests to a third party unaffiliated with GPC.
     7.3 Optional Prepayment or Refinancing. Seller, upon the request of TPC and/or Purchaser, shall reasonably cooperate with such request (i) to effect an optional prepayment pursuant to Section 2.10(d)(i)(2)(B) of the Lease Indenture, (ii) to effect an optional refinancing pursuant to Sections 11.2 and 11.3 of the Participation Agreement and Section 2.10 and 2.12 of the Lease Indenture, or (iii) to otherwise prepay the outstanding Indebtedness under the Lease Indenture in full; provided that (A) any such actions shall be at the sole cost and expense of TPC and (B) any such prepayment or refinancing shall not be effective until immediately following the transfer of the Owner Participant Interests contemplated hereby. Without limiting the generality of the foregoing, Seller will cooperate with the reasonable requests of TPC to prepay or refinance the Lease Debt in full, including exercising such rights and remedies as Seller may have under the Transaction Documents (as defined in the Participation Agreement) to enable TPC or Purchaser to prepay or refinance the Lease Debt in full, so long as the requirements in the proviso to the previous sentence are satisfied. TPC agrees to indemnify and hold harmless (and following Purchaser’s designation, TPC and Purchaser jointly and severally agree to indemnify and hold harmless) Seller from and against any adverse consequences (including any Tax consequences) resulting from or attributable to any actions taken by Seller pursuant to this Section 7.3.
     7.4 Conduct During Designation Right Period. Except as otherwise contemplated in this Agreement, from the Effective Date through the earlier of the Closing Date or the date of termination of this Agreement:
               (a) Seller shall not incur any Indebtedness, obligations or liabilities other than the Lease Debt and obligations under the Operative Documents which could reasonably be expected to delay, impede or frustrate the consummation of the transactions contemplated by the Transaction Documents, or negotiate with any Person to do so;
               (b) Seller shall not permit or suffer to exist any Lien upon the Owner Participant Interests;

               (c) neither Party nor GPC or Purchaser shall take any action or omit to take any action that would render any representation or warranty made by Seller under this Agreement untrue, inaccurate, incomplete or misleading in any material respect;
               (d) Seller shall not sell, assign, transfer or grant any rights or options with respect to the purchase of all or any part of the Owner Participant Interests to any Person, nor shall either Party, GPC or Purchaser enter into any other transaction which could reasonably be expected to delay, impede or frustrate the Closing, or negotiate with any Person to do so;
               (e) Seller shall not make any assignment of revenues or tax or other elections that are binding or effective after the Closing Date;
               (f) neither Seller nor GPC shall enter into (and Seller shall not allow the Owner Trustee to enter into) any amendment of the Participation Agreement or the Operative Documents without the prior written consent of Seller or GPC, as applicable; and
               (g) neither Party nor GPC or Purchaser shall negotiate or enter into any agreements to do any of the foregoing, as applicable.
     7.5 Forbearance. Except as otherwise expressly provided herein, from the Effective Date through the earlier of the Closing Date or the date of termination of this Agreement, unless and until the Lenders seek to declare a Lease Indenture Event of Default or to accelerate the maturity of the Lease Debt and exercise remedies under the Lease Indenture or the other Collateral Documents as the result of a Bankruptcy Event affecting Parent or any Affiliate of Parent (including TPC), Seller shall not, and shall not authorize, direct or permit Owner Lessor to, declare a Lease Event of Default, terminate or attempt to terminate the Facility Lease, or exercise or attempt to exercise any remedies under the Facility Lease, the Pledge Agreement, the Stock Pledge Agreement or any other Operative Document solely as the result of a Bankruptcy Event affecting Parent or any Affiliate of Parent (including TPC). In the event the Lenders do seek to declare a Lease Indenture Event of Default or to accelerate the maturity of the Lease Debt and exercise remedies under the Lease Indenture or the other Collateral Documents as the result of a Bankruptcy Event affecting Parent or any Affiliate of Parent (including TPC), Seller shall, to the extent practicable, consult and cooperate with TPC regarding the exercise of Seller’s rights and remedies and the taking of such other steps as may be appropriate to cause the closing conditions in this Agreement to be satisfied and to have the Closing occur, but Seller shall be entitled to exercise, and to authorize, direct and permit Owner Lessor to exercise, such rights and remedies under the Facility Lease, the Pledge Agreement, the Stock Pledge Agreement and the other Operative Documents as Seller believes in good faith are necessary to protect its interests under the Facility Lease and the other Operative Documents.
ARTICLE 8
INDEMNIFICATION
     8.1 General. To the fullest extent permitted by applicable Law, each Party (in such capacity, an “Indemnitor”), shall defend, indemnify and hold harmless the other Party and its Affiliates, and their respective directors, officers, partners, managers, members, shareholders, employees, consultants, agents, representatives, advisors, successors and assigns (each, an “Indemnified Party,” with each Party and its respective group of Indemnified Parties being referred to collectively as an “Indemnified Group”) from and against any Loss suffered or incurred by any Indemnified Party to the extent arising out of, or resulting from (a) the inaccuracy of any representation or warranty of the Indemnitor (or any Affiliate thereof) contained in the Transaction Documents, or in any certificate delivered in connection herewith at the Closing or (b) the breach or default by the Indemnitor (or any Affiliate thereof) of any covenant or agreement of such Indemnitor contained in the Transaction Documents. No Indemnified Party shall be entitled to any indemnification hereunder in respect of any Loss to the extent caused by the willful misconduct or failure to perform obligations under the Transaction Documents of such Indemnified Party or any Person who is a member of its Indemnified Group. In no event shall the liability of the Indemnitor hereunder exceed $8,000,000 prior to Closing and $165,000,000 thereafter.
     8.2 Survival of Representations and Warranties. All representations and warranties made herein, and the agreements set forth herein, shall survive the Closing and continue forever thereafter, except for the representations and warranties made pursuant to Sections 5.1.4 (with respect to Governmental Approvals only), 5.1.5(c), 5.1.6, 5.1.8, 5.1.9 and 5.1.12, which shall survive for a one year period following the Closing.
     8.3 Procedure for Indemnification with Respect to Third-Party Claims.
          8.3.1 Notice of Claim. If any legal proceedings shall be instituted or any claim or demand shall be asserted by any third party in respect of which indemnification may be sought by any Indemnified Party under this Article 8, such Indemnified Party shall, within thirty (30) days of the actual receipt thereof by a responsible officer, cause written notice of such legal proceedings or the assertion of such claim or demand to be forwarded to the Indemnitor, specifying the nature of such legal proceedings, claim or demand and the amount or the estimated amount thereof to the extent then feasible, which estimate shall not be binding upon the Indemnified Party, in its effort to collect the final amount arising out of such legal proceedings, claim or demand; provided, that the failure of an Indemnified Party to give timely notice shall not affect its rights to indemnification under this Article 8 except to the extent that the Indemnitor has been actually damaged by such failure.
          8.3.2 Conduct of Claim. The Indemnitor shall have the right, at its option and at its own expense, to be represented by counsel of its choice reasonably acceptable to the Indemnified Party and to participate in, or take control of, the defense, negotiation and/or settlement of any proceeding, claim or demand that relates to any amounts indemnifiable or potentially indemnifiable under this Article 8; provided, that the Indemnified Party may participate in any such proceeding with counsel of its choice, which shall be at its own expense; and provided further, that the Indemnified Party may designate counsel, to be paid for by the Indemnitor, if (a) the Indemnitor does not pursue with reasonable diligence such defense, negotiation or settlement, or (b) in the reasonable opinion of such Indemnified Party and its counsel, such action, suit or proceeding involves the potential imposition of criminal liability upon such Indemnified Party or a conflict of interest between such Indemnified Party and the Indemnitor. The Indemnified Party shall have a right to notice of any settlement, and the Indemnitor shall not execute or otherwise agree to any consent decree that (x) provides for other than monetary payment without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld or (y) does not include as an unconditional term thereof the giving of a release from all liability with respect to such claim by each claimant or plaintiff to each Indemnified Party that is or may be subject to the third-party claim, without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, (i) the Indemnified Party can request that the Indemnitor settle any such claims, actions, suits or proceedings, which request shall not be unreasonably refused by the Indemnitor, and (ii) the Indemnified Party shall have the right to settle any claims, actions, suits or proceedings that in the reasonable opinion of such Indemnified Party involve the potential imposition of criminal liability upon the Indemnified Party or materially and adversely affect the ownership, operation or financing of the Facilities. If the Indemnitor elects not to defend or settle such proceeding, claim or demand and the Indemnified Party defends, settles or otherwise deals with any such proceeding, claim or demand directly, the Indemnified Party shall act reasonably and in accordance with the Indemnified Party’s good faith business judgment, but the Indemnitor shall be responsible for all costs and expenses paid or incurred by the Indemnified Party in connection with such settlement. The Indemnitor and the Indemnified Party shall cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. Any claim for indemnification with respect to Taxes shall be further subject to the provisions in Section 7.2, and, to the extent there is any inconsistency between the specific provisions of Section 7.2 and this Section 8.3, the provisions in Section 7.2 shall govern.
          8.3.3 Payment of Claim. After final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall have arrived at a mutually binding agreement with respect to each separate matter indemnified by the Indemnitor, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by the Indemnitor with respect to such matter, and the Indemnitor shall pay all of the sums so owing to the Indemnified Party in immediately available funds within twenty (20) days after the date of such notice.
          8.3.4 Access to Information. If any claim is made by a third party against an Indemnified Party, the Indemnified Party shall use commercially reasonable efforts to make available to the Indemnitor those partners, members, officers and employees whose assistance, testimony or presence is necessary to assist the Indemnitor in evaluating and in defending such claims; provided, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the business of the Indemnified Party, and any out of pocket expenses incurred by any Indemnified Party in connection therewith shall be included in such Indemnified Party’s Losses.

ARTICLE 9
MISCELLANEOUS
     9.1 Notices. Any notice, statement, demand, claim, offer or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall be sent by facsimile, hand messenger delivery, overnight courier service, or certified mail (receipt requested) to each other Party at the address set forth below:
(a)	If to Seller, to it at:
Steam Heat LLC
c/o Verizon Capital Corp.
245 Park Avenue, 40th Floor
New York, NY 10167
Attention: Asset Administrator
Facsimile: (212) 557-4565
With a copy to:
Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, NY 10103
Attention: Sean F. Corrigan
Facsimile: (212) 318-3400
(c)	If to TPC, to it at:
Thermal Power Company
50 West San Fernando Street, 5th Floor
San Jose, CA 95113
Attention: Vice President, Asset Management
Facsimile: (408) 975-4648
With a copy to:
Calpine Corporation
50 West San Fernando Street, 5th Floor
San Jose, CA 95113
Attention: General Counsel
Facsimile: (408) 975-4648
     Each Party shall have the right to change the place to which notices shall be sent or delivered or to specify one additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to each other Party. Without limiting any other means by which a Party may be able to prove that a notice has been received by another Party, all notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) two (2) Business Days after being deposited in the mail, postage prepaid, if mailed by first class certified mail, receipt requested; (iii) when received, if sent by facsimile, if received prior to 5:00 p.m., recipient’s time, on a Business Day, or on the next Business Day, if received later than 5:00 p.m., recipient’s time, and (iv) when received, if sent by courier or other private delivery service. In any case hereunder in which a Party is required or permitted to respond to a notice from another Party within a specified period, such period shall run from the date on which the notice was deemed duly given as above provided, and the response shall be considered to be timely given if given as above provided by the last day of the period provided for such response.
     9.2 Entire Agreement; Amendments. This Agreement and the other Transaction Documents constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, of the Parties with respect to the subject matter hereof. Any oral representations or modifications concerning this instrument shall be of no force or effect unless contained in a subsequent written modification signed by the party to be charged. This Agreement may be amended or modified only by a written instrument executed by the Parties.
     9.3 Successors and Assigns.
      This Agreement and the other Transaction Documents shall be binding upon, and shall inure to the benefit of, and shall be enforceable by, the Parties and their respective successors and assigns. Except as provided in Section 2.1, neither Party may assign either this Agreement or any of its rights, interests and obligations hereunder without the prior written approval of the other Party.
     9.4 Currency Matters. U.S. Dollars shall be the currency of account in the case of all obligations arising under or relating to this Agreement.
     9.5 Governing Law. This Agreement, and any instrument or agreement required hereunder (to the extent not otherwise expressly provided for therein), shall be governed by, and construed under, the laws of the State of New York, without reference to conflicts of laws rules (other than Section 5-1401 of the New York General Obligations Law).
     9.6 Consent to Jurisdiction. The Parties agree that any suit, action or other legal proceeding by or against any Party (or its Affiliates or designees) with respect to or arising out of this Agreement or any other Transaction Document shall be brought exclusively in the United States District Court for the Southern District of New York or the courts of the State of New York, in the City of New York, as the Party instituting such suit, action or other legal proceeding may elect, except that actions to enforce an interim or final arbitration award may be filed in any court having jurisdiction. By execution and delivery of this Agreement, each Party (for itself, its Affiliates and its designees) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of such courts and the appellate courts therefrom, and waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding. The Parties irrevocably consent to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, first class postage prepaid to the addresses set forth in Section 9.1. In all cases, each of the Parties hereto irrevocably waives its right to a jury trial with respect to any and all actions, claims and disputes in connection with this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby.
     9.7 Publicity. The Parties agree that this Agreement and the transactions contemplated hereby shall be treated as confidential information, and shall be held in strict confidence; provided, however, that each Party may disclose the content and existence of this Agreement and the transactions contemplated hereby to its employees, directors, consultants, legal counsel, providers or prospective providers of financing and their attorneys and consultants or other agents (provided that the Party disclosing such confidential information shall inform each such Person who has access to such information of its confidential nature, the terms of this Agreement, and that such terms apply to them) or as may be required by Law. In furtherance of the foregoing, there shall be no press release or public announcement with respect to this Agreement or the transactions contemplated hereby which discloses the identity of Seller or TPC unless required by law. If so required, Seller and TPC will consult with each other before issuing any such press release or public announcement.
     9.8 Joint Effort. Preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely against one Party than against any other Party.
     9.9 Captions. The captions contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained herein.
     9.10 Severability. The invalidity of one or more phrases, sentences, clauses, Sections or Articles contained in this Agreement shall not affect the validity of the remaining portions of this Agreement so long as the material purposes of this Agreement can be determined and effectuated.
     9.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, taken together, shall constitute but one agreement.
     9.12 Third Parties. Except as otherwise expressly provided in this Agreement, nothing contained in this Agreement shall be construed to create any right in, duty to, standard of care with respect to, or any liability to any Person who is not a party to this Agreement. Notwithstanding the foregoing, following the designation thereof, Purchaser is intended to be a third party beneficiary of Articles 2, 3, 4, 5, 7, 8 and 9 of this Agreement, and shall be entitled to enforcement of the provisions thereof.
     9.13 No Waiver. Any failure of a Party to enforce any of the provisions of this Agreement or to require compliance with any of its terms at any time during the pendency of this Agreement shall in no way affect the validity of this Agreement, or any part hereof, and shall not be deemed a waiver of the right of such Party thereafter to enforce any and each such provision.

     9.14 Breach; Equitable Relief. The Parties acknowledge that the Owner Participant Interests and the respective rights of the Parties described in this Agreement are unique and that monetary damages alone for breach of this Agreement would be inadequate. Therefore the Parties agree that any Party aggrieved by a breach of the provisions of this Agreement may, either in addition to or in lieu of an action for monetary damages, bring an action at law or suit in equity to obtain redress, including specific performance, injunctive relief or any other available equitable remedy.
[signature page follows]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date hereof.

Seller:

Steam Heat LLC

By: Bell Atlantic TriCon Leasing Corporation, its sole member

By:	/s/ Paul H. Repp

Name: Paul H. Repp
Title: President and Chief Executive Officer

TPC:

Thermal Power Company

By:	/s/ Eric Pryor

Name:
Title:

Solely for purposes of Sections 6.2, 7.2.8 and 7.4 hereof, GPC:

Geysers Power Company, LLC

By:	/s/ Eric Pryor

Name:
[Signature Page to Agreement]

Exhibit A
Form of Assignment and Assumption Agreement
[see attached]

Assignment And Assumption
Agreement
Dated as of [                    ]
between
Steam Heat LLC,
as Transferor
and
[                                        ],
as Transferee
The Geysers
Geothermal Generating Facilities

Assignment And Assumption
Agreement
          This ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of                      (as amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Assignment Agreement”), between Steam Heat LLC, a Delaware limited liability company (the “Transferor”), and                     , a                      (the “Transferee”).
WITNESSETH:
          WHEREAS, the Transferor entered into the Third Amended and Restated Participation Agreement, dated as of May 7, 1999 (the “Participation Agreement”), with Geysers Power Company, LLC, Geysers Statutory Trust, State Street Bank and Trust Company of California, National Association, in the capacities referred to therein, First Union Trust Company, National Association, in the capacities referred to therein, Silverado Geothermal Resources, Inc., Steam Heat Lender Trust and Newcourt Capital USA Inc., as well as entering into certain other Operative Documents (as defined in the Participation Agreement); and
          WHEREAS, the Transferor desires to sell and assign to the Transferee all of its right, title and interest in, to and under the Operative Documents (other than Retained Rights (as defined below)), and the Transferee desires to (i) purchase and accept from the Transferor the assignment of all of the Transferor’s right, title and interest in, to and under the Operative Documents (other than Retained Rights) and (ii) assume all of the duties and obligations of the Transferor under the Operative Documents.
          NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.	DEFINITIONS
          Capitalized terms used in this Assignment Agreement, including the recitals, and not otherwise defined herein shall have the respective meanings specified in Appendix A to the Participation Agreement, unless the context hereof shall otherwise require. The Rules of Interpretation set forth in Appendix A to the Participation Agreement shall apply to terms used in this Assignment Agreement and specifically defined herein.
2.	ASSIGNMENT BY THE TRANSFEROR
          In accordance with Section 7.1 of the Participation Agreement, the Transferor hereby sells, assigns, conveys and transfers to the Transferee as of the date hereof (the “Transfer Date”) all of its right, title and interest in and to the Beneficial Interest, all of the Transferor’s right, title and interest in and to each Operative Document to which it is a party and all other contracts, agreements, documents and instruments relating to the Beneficial Interest by which the Transferor is bound, and any proceeds therefrom, together with all other documents and instruments evidencing any of such right, title and interest, except such rights of the Transferor as have accrued to the Transferor prior to the Transfer Date (such excepted rights include, without limitation, the right to receive any amounts due or accrued to the Transferor under the Trust Agreement or other Operative Documents as of the Transfer Date and the right to receive any Excepted Payments pursuant to the Participation Agreement or the Tax Indemnity Agreement as of or in respect of events occurring or arising on or prior to the Transfer Date (collectively, the “Retained Rights”).
3.	ASSUMPTION BY THE TRANSFEREE
          The Transferee hereby assumes, and agrees it is unconditionally bound in respect of, as of the Transfer Date, all duties and obligations of the Transferor pursuant to the Trust Agreement and under each of the other Operative Documents to which the Transferor is a party and all other contracts, agreements, documents and instruments relating to the Beneficial Interest to which the Transferor is a party or by which the Transferor is bound, in each case to the extent arising or accruing in respect of any period after the Transfer Date. The Transferee agrees that as of the Transfer Date, it shall be deemed a party to each of the Operative Documents to which the Transferor is a party and any other contract, agreement, document or other instrument relating to the Beneficial Interest to which the Transferor is a party or by which it is bound and the Transferee agrees that it is liable for all of the duties and obligations of the Transferor under the Operative Documents to which the Transferor is a party and all other contracts, agreements, documents and instruments relating to the Beneficial Interest to which the Transferor is a party or by which the Transferor is bound as though it were identified as the “Owner Participant” therein.
4.	TRANSFEREE AS OWNER PARTICIPANT
          In consequence of the assumption set forth in Section 3, (a) the Transferee shall be deemed the “Owner Participant” for all purposes, and shall enjoy the rights and privileges and perform the obligations of the Owner Participant under each Operative Document, and each reference in each other Operative Document to the “Owner Participant” shall be deemed to include the Transferee for all purposes, and (b) the Transferor and the guarantor, if any, of the Transferor’s obligations shall be released from all obligations under each Operative Document and shall have no further duty, obligation, liability or burden under any Operative Document; provided, however, that in no event shall the assignment and assumption effected by this Agreement waive or release the Transferor from any liability on account of any breach of its obligations thereunder arising or accruing in respect of any period on or prior to the Transfer Date or of any of its representations, warranties, covenants or obligations set forth in the Operative Documents.
5.	PAYMENTS
          The Transferor hereby covenants and agrees to pay over to the Transferee, if and when received following the Transfer Date, any amounts (including any sums payable as interest in respect thereof) paid to or for the benefit of the Transferor that, under Section 2 hereof, belong to the Transferee, and the Transferee hereby covenants and agrees to pay over to the Transferor, if and when received following the Transfer Date, any amounts (including any sums payable as interest in respect thereof) paid to or for the benefit of the Transferee that, under Section 2 hereof, belong to the Transferor.
6.	CERTAIN REPRESENTATIONS OF THE TRANSFEREE
          The Transferee represents and warrants that:
     (i) The Transferee is (a) a “United States person” within the meaning of section 7701(a)(30) of the Code and (b) Calpine or an Affiliate of Calpine.
     (ii) The Transferee is either (a) an Affiliate of the Transferor which does not otherwise qualify under clause (b) below, provided that all of the payment and performance obligations of the Transferee under the Operative Documents are guaranteed by the Transferor (or by a Person then providing a guaranty of the Transferor’s obligations which meets the requirements in clause (b) below) pursuant to an OP Guaranty; or (b) a Person which meets, or the payment and performance obligations of which under the Operative Documents are guaranteed (pursuant to an OP Guaranty) by a Person which meets, the following criteria: (i) the tangible net worth of the Transferee or guarantor, if any, is at least equal to $75 million calculated in accordance with GAAP; and (ii) unless waived in writing prior to the Transfer Date by the Facility Lessee, the Transferee is not a Competitor of, or engaged in material litigation with, Calpine or any Affiliate of Calpine.
     (iii) The Transferee is a [ ] duly organized, validly existing and in good standing under the laws of [ ] and has the corporate power and authority to enter into and perform its obligations under this Agreement and the Operative Documents to which it will become a party upon execution of this Agreement.
     (iv) This Assignment Agreement, and the Operative Documents to which the Transferee will become a party upon execution of this Assignment Agreement have been duly authorized, executed and delivered and/or assumed by the Transferee and assuming the due authorization, execution and delivery by each other party hereto and thereto, this Assignment Agreement and such Operative Documents constitute the legal, valid and binding obligations of the Transferee, enforceable against the Transferee in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and by general principles of equity.
     (v) The execution and delivery or assumption, as applicable, by the Transferee of this Assignment Agreement and the Operative Documents to which Transferee will be a party upon the execution of this Assignment Agreement, the consummation by the Transferee of the transactions contemplated hereby and thereby, and the compliance by the Transferee with the terms and provisions hereof and thereof, do not and will not contravene any Applicable Law binding on the Transferee, or its organizational documents, or contravene the provisions of, or constitute a default under any indenture, mortgage or other material contract, agreement or instrument to which the Transferee is a party or by which the Transferee or its property is bound, or result in the creation of any Owner Participant’s Lien (other than any Lien created under any Operative Document) upon the Trust Estate, any Site or any Steam Field Asset or any interest therein or part thereof (it being understood that no representation or warranty is being made as to (i) any Applicable Laws relating to the particular nature of the Facilities or the Facility Sites or (ii) other than its representations set forth in Section 6(ix), ERISA or Section 4975 of the Code).
     (vi) Assuming the representations and warranties of Facility Lessee contained in paragraphs (j), (k), (l), (m), (r) and (mm) of Section 3.1 of the Participation Agreement are true, no authorization or approval or other action by, and no notice to or filing or registration with, any Governmental Entity is required for the due execution, delivery, assumption or performance by the Transferee of this Assignment Agreement or the Operative Documents to which the Transferee will be a party upon the execution of this Assignment Agreement, other than any authorization or approval or other action or notice or filing as has been duly obtained, taken or given (it being understood that no representation or warranty is being made as to any Applicable Laws relating to the Facilities or the Facilities Sites).
     (vii) There is no pending or, to the Actual Knowledge of the Transferee, threatened, action, suit, investigation or proceeding against the Transferee before any Governmental Entity which (i) questions the validity of this Agreement or the Transaction Documents to which the Transferee will be a party upon the execution of this Assignment Agreement or the ability of the Transferee to perform its obligations under any such agreement or (ii) if determined adversely to it, could reasonably be expected to materially adversely affect the ability of the Transferee to perform its obligations under any such agreement or would materially adversely affect any of the Facilities, the Sites or any interest therein or part thereof or the Lien of the Lease Indenture Trustee on the Indenture Estate.
     (viii) Each of the Trust Estate, the Sites, the Steam Field Assets, any interest therein or part thereof is free of any Owner Participant’s Liens attributable to the Transferee.
     (ix) No part of the funds to be used by the Transferee to purchase the Beneficial Interest, directly or indirectly, constitutes or is deemed to constitute assets (within the meaning of ERISA and any applicable rules, regulations and court decisions thereunder) of any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to ERISA of any Transaction Party and ERISA Affiliate thereof.
     (x) The Transferee is purchasing the Beneficial Interest for its own account with no present intention of distributing such Beneficial Interest or any part thereof in any manner which would require registration under or would violate the Securities Act, but without prejudice, however, to the right of the Transferee at all times to sell or otherwise dispose of all or any part of such Beneficial Interest under an exemption from registration available under such Act.
     (xi) Neither the Transferee nor anyone authorized by it has directly or indirectly offered or sold any interest in the Beneficial Interest or the Lessor Notes or any part thereof, or in any similar security or lease, or in any security or lease the offering of which for the purposes of the Securities Act would be deemed to be part of the same offering as the offering of the Beneficial Interest or the Lessor Notes or any part thereof or solicited any offer to acquire any of the same in violation of the registration requirements of Section 5 of the Securities Act

     (xii) Immediately prior to executing this Assignment Agreement, the Transferee is not an “electric utility”, “electric utility company”, “public utility”, “public-utility company”, “holding company” or a “subsidiary” or “affiliate” of any of the foregoing, under the Federal Power Act or the Holding Company Act.
     (xiii) The Transferee is not an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940.
     (xiv) The Transferee is an experienced and knowledgeable investor in the power generation and development business. Prior to entering into this Assignment Agreement, Transferee was advised by its counsel, accountants, financial advisors, and such other Persons it has deemed appropriate concerning this Assignment Agreement and has relied solely (except for the representations and warranties of Transferor set forth in Article 5 of that certain Agreement dated as of December 20, 2005 by and between Transferor, Thermal Power Company and Geysers Power Company, LLC (the “Agreement”)) on an independent investigation and evaluation of, and appraisal and judgment with respect to, the Beneficial Interest and the revenue, price and expense assumptions applicable thereto.
     (xv) Transferee satisfies all of the requirements of a “Transferee” under Section 7.1 of the Participation Agreement.
     (xvi) On the Transfer Date, Transferee acknowledges and agrees that the interests being purchased hereunder have not been and will not be registered under the Securities Act of 1933, as amended, or any other applicable securities law, and to the extent such interests constitute “securities” under any such law, may be resold only if registered pursuant to the provisions of such law, or if an exemption from such registration is available.
     (xvii) Transferee has adequate information concerning the business and financial condition of the Facility Lessee, and understands the disadvantage to which it may be subject on account of any disparity of information as between the parties hereto. Transferee is capable of evaluating the merits and risks of the transactions contemplated herein.
     (xviii) Transferee acknowledges that it has not received any investment advice or opinion from Transferor on whether the transaction contemplated herein is prudent. Transferee acknowledges that (i) Transferor currently may have, and later may come into possession of, information regarding the Facility Lessee that is not known to Transferee and that may be material to a decision to enter into the transactions contemplated herein (“Purchaser Excluded Information”), (ii) except to the extent such information may be covered by Transferor’s covenants, representations or warranties set forth in the Agreement, it has determined to enter into the transactions contemplated herein notwithstanding its lack of knowledge of Purchaser Excluded Information, and (iii) except to the extent the failure to disclose such information results in a breach of any of Transferor’s covenants, representations or warranties in the Agreement, Transferor shall not have any liability to Transferee with respect to the nondisclosure of Purchaser Excluded Information.
     (xix) The consideration given for the purchase by Transferee of the Beneficial Interest may differ both in kind and in amount from any payments or distributions which Transferee may ultimately receive with respect thereto. Transferee shall have no recourse to Transferor for any deficiency. Transferor shall not have any liability for the failure of the Facility Lessee or any other Person to pay any amount, or perform any other covenant, under the Operative Documents.
7.	CERTAIN REPRESENTATIONS OF THE TRANSFEROR
          The Transferor represents and warrants to Transferee that the representations and warranties made by it in the Agreement are true and correct as of the date hereof.
          Except for the representations and warranties of Transferor expressly set forth in Article 5 of the Agreement, Transferee expressly disclaims any representations or warranties of any kind, express or implied, relating to Transferor, the Owner Lessor, the Beneficial Interest or the transactions contemplated by the Agreement.
          IN FURTHERANCE OF THE FOREGOING, TRANSFEREE ACKNOWLEDGES THAT ANY TRANSFER OF THE BENEFICIAL INTEREST WILL BE EFFECTED WITH RESPECT TO THE FACILITIES IN THEIR “AS IS, WHERE IS” CONDITION, AND TRANSFEROR MAKES NO WARRANTIES, GUARANTEES OR REPRESENTATIONS, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO THE FACILITIES. TRANSFEREE WAIVES, RELEASES AND RENOUNCES (1) ANY IMPLIED WARRANTY AS TO THE DESCRIPTION, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, VALUE, CONDITION, DESIGN, DATE PROCESSING, USE OR OPERATION OF THE FACILITIES OR ANY PAST PERFORMANCE, COURSE OF DEALING, USAGE OR TRADE OR OTHERWISE, (2) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT (INCLUDING STRICT LIABILITY) WITH RESPECT TO THE CONDITION OF THE FACILITIES, AND (3) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY OF OR AGAINST TRANSFEROR OR GUARANTOR FOR LOSS OF OR DAMAGE TO THE FACILITIES, FOR ANY LIABILITY OF THE FACILITY LESSEE TO ANY THIRD PARTY, FOR ANY LIABILITY OF TRANSFEREE TO ANY THIRD PARTY, OR FOR ANY OTHER DIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES AS A RESULT OF ANY OF THE FOREGOING, AND ALL SUCH WARRANTIES, GUARANTEES, REPRESENTATIONS, OBLIGATIONS, LIABILITIES, RIGHTS, CLAIMS OR REMEDIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, TO THE EXTENT NOT SET FORTH IN THIS AGREEMENT, ARE EXPRESSLY EXCLUDED; PROVIDED, HOWEVER, THAT THE FOREGOING DOES NOT LIMIT SELLER’S REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 5 OF THE AGREEMENT OR SELLER’S OBLIGATIONS AND LIABILITIES EXPRESSLY SET FORTH IN THE AGREEMENT.
8.	BENEFICIARIES
          The Facility Lessee, the Owner Lessor, the Owner Trustee, the Trust Company and, so long as the Lien of the Collateral Documents has not been terminated or discharged, the Lenders, the Lease Indenture Trustee and the Lease Indenture Company, together with their respective successors and permitted assigns, are each third party beneficiaries of this Assignment Agreement (each, a “Beneficiary” or, together, the “Beneficiaries”).

9.	MISCELLANEOUS
     (i) Amendments and Waivers. No term, covenant, agreement or condition of this Assignment Agreement may be terminated, amended or compliance therewith waived (either generally or in a particular instance, retroactively or prospectively) except by an instrument or instruments in writing executed by each party hereto and consented to by the Facility Lessee and, so long as the Lien of the Collateral Documents has not been terminated, the Lease Indenture Trustee, such consent not to be unreasonably withheld or delayed.
     (ii) Notices. The Transferee hereby designates that copies of all communications and notices to the Transferor pursuant to the Operative Documents shall be sent to the Transferee at its address set forth below. Unless otherwise expressly specified or permitted by the terms hereof, all communications and notices provided for herein shall be in writing or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including, without limitation, by overnight mail or courier service, (b) in the case of notice by United States mail, certified or registered, postage prepaid, return receipt requested, upon receipt thereof, or (c) in the case of notice by such a telecommunications device, upon transmission thereof, provided such transmission is promptly confirmed by either of the methods set forth in clauses (a) or (b) above, in each case addressed to each party hereto at its address set forth below or, in the case of either party hereto, at such other address as such party may from time to time designate by written notice to the other party hereto:

If to the Transferor:

Facsimile No.:

Telephone No.:

Attention:

If to the Transferee:

Facsimile No.:

Telephone No.:

Attention:

     (iii) Survival. All warranties, representations, indemnities and covenants made by any party hereto, herein or in any certificate or other instrument delivered by either party or on the behalf of either party under this Assignment Agreement, shall be considered to have been relied upon by the other party hereto and shall survive the consummation of the transactions contemplated hereby on the date of execution and delivery of this Assignment Agreement regardless of any investigation made by either party or on behalf of such party.

     (iv) Successors and Assigns. The Transferee covenants and agrees that it shall obtain any and all consents required under the Operative Documents if the Transferee assigns its interest under this Assignment Agreement. If the Transferee assigns such interest under this Assignment Agreement, then this Assignment Agreement shall be binding upon and shall inure to the benefit of, and shall be enforceable by, the respective successors and assigns as permitted by and in accordance with the terms hereof.
     (v) Governing Law. This Assignment Agreement shall be in all respects governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance (without giving effect to the conflicts of laws provisions thereof, other than New York General Obligations Law Section 5-1401).
     (vi) Severability. Any provision of this Assignment Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     (vii) Counterparts. This Assignment Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.
     (viii) Headings. The headings of the sections of this Assignment Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.
     (ix) Entire Agreement. This Assignment Agreement, together with the other applicable Transaction Documents constitutes the entire agreement of the parties hereto and thereto with respect to the subject matter hereof and thereof and supersedes all oral and all prior written agreements and understandings with respect to such subject matter.
     (x) Further Assurances. Each party hereto will promptly and duly execute and deliver such further documents to make such further assurances for and take such further action reasonably requested by any party to whom such first party is obligated, all as may be reasonably necessary to carry out more effectively the intent and purpose of this Assignment Agreement.
[signature page follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be duly executed and delivered by their respective officers thereunto duly authorized.

Steam Heat LLC, as Transferor

By: Bell Atlantic TriCon Leasing Corporation, its sole member

By:
Name:
Title:
Date:

[ ], as Transferee

By:
Name:
Title:
Date:

Exhibit B
Form of Seller Guaranty
[see attached]

Exhibit C
Form of Non-Foreign Certificate
[see attached]

Exhibit D
Letter Agreement
[see attached]